UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

PHARMOS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

_____________________________________________________________________________

2)	Aggregate number of securities to which transaction applies:

_____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_____________________________________________________________________________

4)	Proposed maximum aggregate value of transaction:

_____________________________________________________________________________

5)	Total fee paid:

_____________________________________________________________________________

☐ Fee paid previously with preliminary materials:

_____________________________________________________________________________

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

_____________________________________________________________________________

2)	Form, Schedule or Registration Statement No.:

_____________________________________________________________________________

3)	Filing Party:

_____________________________________________________________________________

4)	Date Filed:

_____________________________________________________________________________

2

PHARMOS CORPORATION

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

(732) 452-9556

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Stockholders of Pharmos Corporation (the "Company") will be held at 10:00 AM. on December 30, 2008 at the offices of Brown Rudnick Berlack Israels LLP, Seven Times Square, New York, New York 10036 (i) to elect four directors to serve for a one-year term until the 2009 annual meeting of the stockholders; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and (iii) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on November 5, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

If you do not expect to be personally present at the Meeting, but wish your stock to be voted for the business to be transacted thereat, the Board of Directors requests that you submit your proxy either a) electronically, b) by telephone (information for both provided on following page) or c) by filling in, signing and dating the enclosed proxy card and promptly returning it by mail in the postage paid envelope provided.

If you are planning to attend the annual meeting, you must have photo identification and proof of stock ownership as of the record date to be admitted. If your shares are not registered in your own name, you can obtain proof of stock ownership as of the record date from your bank or brokerage firm, typically in the form of your most recent statement.

BY ORDER OF THE BOARD OF DIRECTORS

Robert F. Johnston
Executive Chairman

November 19, 2008

PLEASE SUBMIT PROXY EITHER A) ELECTRONICALLY, B) BY TELEPHONE (INFORMATION FOR BOTH PROVIDED ON FOLLOWING PAGE) OR C) BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY CARD AND PROMPTLY RETURNING IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

3

PLEASE VOTE YOUR PROXY!

ELECTRONIC VOTING SAVES YOUR COMPANY MONEY

For the last few years, many of our stockholders have saved Pharmos money by voting their proxies via internet or telephone, rather than by return mail. This year, we encourage all of our stockholders to take advantage of electronic voting.

By internet – www.proxyvote.com; or

By touch-tone phone – please call the toll-free number on the enclosed proxy card.

Have the enclosed proxy card in hand when you access the website or call the toll-free number and follow the directions provided.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT SAVES YOUR COMPANY MONEY

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Doing so will save Pharmos printing and mailing expenses.

If you are a stockholder of record, you can choose this option and save Pharmos the cost of production and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Pharmos shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access Pharmos’ proxy statement and annual report.

4

PHARMOS CORPORATION

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

(732) 452-9556

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 30, 2008

INTRODUCTION

The Meeting is being called to elect four members of the Board of Directors and to ratify the appointment of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending December 31, 2008. The Meeting will be open for the transaction of such other business as may properly come before it, although, as of the date of this proxy statement, management does not know of any other business that will come before the Meeting. If any other matters do come before the Meeting, the persons named in the enclosed form of proxy are expected to vote said proxy in accordance with their judgment on such matters.

This proxy statement and the accompanying proxy card are first being made available at www.proxyvote.com and/or mailed on or about November 19, 2008 to stockholders of record as of November 5, 2008. A copy of the Annual Report for the fiscal year ended December 31, 2007, which includes audited financial statements, is also being mailed herewith and made available at www.proxyvote.com.

The solicitation of proxies in the accompanying form is made by, and on behalf of, the Board of Directors, and the Company will bear the entire cost of such solicitation. There will be no solicitation of proxies other than by mail or personal solicitation by officers and employees of the Company, and no compensation will be paid to directors, officers or employees of the Company in connection with such services. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for reasonable expenses incurred by them. A stockholder executing the accompanying proxy has the power to revoke it at any time prior to the exercise thereof by filing with the Secretary of the Company: (i) a duly executed proxy bearing a later date; or (ii) a written instrument revoking the proxy; (iii) voting electronically or by telephone until 11:59 PM Eastern Time on the day prior to the date of the Meeting; or (iv) by attending the Meeting and voting in person. In the event that a stockholder casts more than one proxy vote, electronically or otherwise, the latest vote received will be the vote that will be recorded.

The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Votes withheld from any nominee for election as a director, abstentions and broker "non-votes" are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote at the Meeting, and votes withheld will not be counted toward the achievement of a plurality. On all other matters being submitted to the stockholders, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on such matter is required for approval. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present and voting on each matter. Broker non-votes are not considered for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of votes from which the majority is calculated.

All materials filed by Pharmos with the Securities and Exchange Commission can be obtained at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 or through the SEC's website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

VOTING SECURITIES

The Board of Directors has fixed the close of business on November 5, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

As of November 5, 2008, the outstanding capital stock of the Company consisted of 26,210,290 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by him or her at the close of business on the record date.

The shares for which the proxy is solicited will be voted in accordance with the directions given, provided that the proxy is executed and returned by the stockholder prior to the Meeting.

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of November 5, 2008, except as set forth in the footnotes, by (i) each person who was known by the Company to own beneficially more than 5% of any class of the Company’s Stock, (ii) each of the Company’s executive officers and Directors, and (iii) all current Directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares listed next to such person’s name.

Amount of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Total (1)
Robert F. Johnston	1,424,560 (2)	5.3%
c/o Pharmos Corporation
99 Wood Avenue South, Suite 311, Iselin, NJ 08830
Srinivas Akkaraju, M.D., Ph.D.	2,895,160 (3)	11.0%
c/o Panorama Management, LLC
2440 Sand Hill Road, Suite 302, Menlo Park, CA 94025
Anthony B. Evnin	1,486,817 (4)	5.7%
c/o Venrock Associates
530 Fifth Avenue, 22nd Floor, New York, NY 10036
Elkan R. Gamzu, Ph.D.	182,313 (5)	*
c/o Pharmos Corporation
99 Wood Avenue South, Suite 311, Iselin, NJ 08830
Charles W. Newhall, III	2,084,429 (6)	7.9%
c/o New Enterprise Associates
1119 St. Paul Street, Baltimore, MD 21202
S. Colin Neill	155,000 (7)	*
c/o Pharmos Corporation
99 Wood Avenue South, Suite 311, Iselin, NJ 08830
All Current Directors and	8,228,279 (8)	30.3%
Executive Officers as a group (six persons)
JP Morgan Partners BHCA LLP	2,845,160	10.9%
c/o JP Morgan Partners, LLC
270 Park Avenue, 39th Floor, New York, NY 10017
New Enterprise Associates 10, LP	2,029,429	7.7%
1119 St. Paul Street, Baltimore, MD 21202
Venrock Associates	1,431,817	5.5%

Venrock Associates III LP

Venrock Entrepreneurs Fund III LP

530 Fifth Avenue, 22nd Floor, New York, NY 10036

* Less than 1%.

(1)

Based on 26,210,290 shares of common stock outstanding, plus each individual’s warrants or options which are either currently exercisable or will be exercisable within 60 days of the date set forth above. Assumes that no other individual will exercise any warrants and/or options.

(2)	Consists of 896,040 outstanding shares, 116,667 shares issuable upon exercise of currently exercisable options, and 411,853 shares issuable upon conversion of a debenture.
(3)	Consists of shares beneficially owned by JP Morgan Partners BHCA LLP and 50,000 shares issuable upon exercise of currently exercisable options.
(4)	Consists of shares beneficially owned by Venrock Associates, Venrock Associates III LP and Venrock Entrepreneurs Fund III LP and 55,000 shares issuable upon exercise of currently exercisable options.
(5)	Consists of 2,000 outstanding shares and 180,313 shares issuable upon exercise of currently exercisable options.
(6)	Consists of shares beneficially owned by New Enterprise Associates 10, LP and 55,000 shares issuable upon exercise of currently exercisable options.
(7)	Consists of 75,000 outstanding shares and 80,000 shares issuable upon exercise of currently exercisable options.
(8)	Consists of 7,279,446 outstanding shares, 536,980 shares issuable upon exercise of currently exercisable options, and 411,853 shares issuable upon conversion of a debenture.

ITEM 1 - ELECTION OF DIRECTORS

Our board currently consists of five directors, all of whom stand each year for election to one-year terms. Elkan Gamzu, one of our current directors, has decided not to stand for re-election to the board at this year’s annual meeting. The other four current directors, Srinivas Akkaraju, Anthony B. Evnin, Robert F. Johnston and Charles W. Newhall, III, have been nominated to stand for re-election at this year’s annual meeting to new one-year terms as directors of the Company.

The election of directors requires the affirmative vote of a plurality of shares cast of Common Stock voting together present or represented at a meeting at which a quorum (one-third (1/3) of the outstanding shares of Common Stock) is present or represented. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. It is the intention of the persons named in the proxy form to vote FOR the re-election of the four current directors standing for re-election, Srinivas Akkaraju, Anthony B. Evnin, Robert F. Johnston and Charles W. Newhall, III, each to serve a new one-year term as a director of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the proxy form have the right to use their discretion to vote for a substitute.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOUR DIRECTOR NOMINEES.

The directors of the Company standing for re-election at this year’s annual meeting are as follows:

Name	Age	Position
____	_____	______
Robert F. Johnston	71	Executive Chairman
Srinivas Akkaraju, MD, Ph.D	40	Director
Anthony B. Evnin, Ph.D	67	Director
Charles W. Newhall	63	Director

Robert F. Johnston became Executive Chairman of the Board of Directors of Pharmos in January 2008. Mr. Johnston, a venture capitalist, is President of Johnston Associates which he founded in 1968 to provide financing for emerging companies in the biotechnology and healthcare fields. Mr. Johnston was a founder and Chairman of Vela Pharmaceuticals, Inc., which merged into Pharmos in late 2006, and has founded numerous public companies including Sepracor, Cytogen, I-STAT, Ecogen, Genex and Envirogen. He also played an active and key role in the early formations of private companies such as Sonomed, Immunicon, PharmaStem (formerly Biocyte), ExSAR and Targent. Mr. Johnston served as CEO of Cytogen from July 1988 to April 1989. He is also a member of the Advisory Council of the Department of Molecular Biology at Princeton University and the Executive Committee of the Friends of the Institute for Advanced Study in Princeton, as well as Founder and President of Educational Ventures, a foundation focused on funding improvements in the educational system; and Vice-Chairman of Center for Education Reform (CER) an advocate for charter schools. Mr. Johnston received his B.A. from Princeton University and his M.B.A. from New York University.

Srinivas Akkaraju, M.D., Ph.D., a director since October 2006, is a Managing Director of Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital is advising J.P. Morgan Partners as to its investment in the Company. Prior to August 1, 2006, Dr. Akkaraju was a Partner with J.P. Morgan Partners, LLC which he joined in April 2001. Prior to JPMorgan Partners, LLC, from October 1998 to April 2001, Dr. Akkaraju was in the Business and Corporate Development group at Genentech, Inc. where he served in various capacities, most recently as Senior Manager and project team leader for one of Genentech’s clinical development products. Dr. Akkaraju is currently a member of the Board of Directors of Amarin, Inc., Seattle Genetics, Inc., and several private biotechnology companies. Dr. Akkaraju received his undergraduate degrees in Biochemistry and Computer Science from Rice University and his M.D. and Ph.D. in Immunology from Stanford University.

Anthony B. Evnin, Ph.D., a director since October 2006, is a General Partner of Venrock, a venture capital firm, where he has been a Partner since 1975. He is currently a member of the Board of Directors of Icagen, Inc., Infinity Pharmaceuticals, Inc., Memory Pharmaceuticals Corp., and Sunesis Pharmaceuticals, Inc., as well as being on the Board of Directors of a number of private companies. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

Charles W. Newhall, III, a director since October 2006, co-founded New Enterprise Associates (NEA). Founded in 1977, Baltimore-based NEA is one of the largest Venture Capital firms in the United States. To date Mr. Newhall has served as a director of over 40 venture backed companies. Many have gone public and have been acquired. Several of these companies achieved market capitalizations in excess of $1 billion. He also started several healthcare information technology companies like PatientKeeper, TargetRx, and LifeMetrix. Some of his current board memberships include Vitae Pharmaceuticals, Supernus Pharmaceuticals, Bravo Health, TargetRx, Sensors for Medicine and Science, and BrainCells Inc. In 1986 he founded the Mid-Atlantic Venture Capital Association (MAVA), which now has over 80 venture capital firms that are members, and is one of the most active regional venture associations in the country. He is Chairman Emeritus of MAVA. Before NEA, Mr. Newhall was a Vice President of T. Rowe Price. He served in Vietnam commanding an independent platoon including an initial reconnaissance of Hamburger Hill. His decorations include the Silver Star and Bronze Star V (1st OLC). He received an MBA from Harvard Business School, and an Honors Degree in English from the University of Pennsylvania.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During the 2007 fiscal year, the full Board of Directors met nine times and acted by unanimous written consent once. Each person who served as a director in 2007 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2007 and (ii) the total number of meetings held during 2007 by each committee of the Board of Directors on which such director served.

The Board has a standing Compensation and Stock Option Committee, Governance and Nominating Committee and Audit Committee.

The Compensation and Stock Option Committee is primarily responsible for reviewing the compensation arrangements for the Company's executive officers, including the Chief Executive Officer, and for administering the Company's stock option plans. Members of the Compensation and Stock Option Committee are Mr. Newhall and Dr. Evnin. In 2007, the Compensation and Stock Option Committee met four times.

The Governance and Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement the Company's corporate governance guidelines. The members of the Governance and Nominating Committee are Mr. Newhall and Dr. Evnin, each of whom is "independent" under Rule 10A-3 of the Securities Exchange Act of 1934 and applicable NASDAQ rules. In 2007, the Governance and Nominating Committee met four times.

The Audit Committee is primarily responsible for overseeing the services performed by the Company's independent registered public accounting firm and evaluating the Company's accounting policies and its system of internal controls. The Audit Committee is currently comprised of two members: Drs. Evnin and Akkaraju, each of whom is "independent" under

Rule 10A-3 of the Securities Exchange Act of 1934 and applicable Nasdaq rules. Nasdaq requires that audit committees consist of three members. We intend to add an additional member to the Audit Committee shortly after the annual meeting.

Dr. Anthony Evnin is the designated “audit committee financial expert” as defined under Item 401(h) of Regulation S-K. Dr. Evnin is considered "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. In 2007, the Audit Committee met six times.

The Compensation and Stock Option Committee, Governance and Nominating Committee and Audit Committee operate under written charters adopted by the Board and are available on our website at www.pharmoscorp.com. Click "Investors" and "Corporate Governance."

INDEPENDENCE OF DIRECTORS

The Company has determined that three of the five current directors (Srinivas Akkaraju, Anthony B. Evnin and Charles W. Newhall, III) are independent under applicable Nasdaq rules.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

In accordance with Nasdaq Rule 4350(c)(2), the independent directors of the Board have regularly scheduled meetings in executive session, at which only the independent directors are present (together with counsel, if requested by the independent directors), at least twice a year in conjunction with regularly scheduled in-person Board meetings, and more frequently whenever deemed desirable or appropriate or whenever the full Board has an in-person meeting. In 2007, there were four Executive Sessions.

DIRECTOR NOMINATION PROCESS

The Board has established a Governance and Nominating Committee as described above. The Committee may identify potential board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Committee deems appropriate. The Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The Committee has been given sole authority to retain and terminate any such search firm or consultant.

In considering candidates for the Board, the Committee evaluates the entirety of each candidate's credentials. The Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees--such as the Audit Committee or Compensation and Stock Option Committee.

Our stockholders may recommend potential director candidates by following the procedure described below. The Governance and Nominating Committee will evaluate recommendations from stockholders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Committee, please send your recommendation to Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2009 annual meeting must be received by October 5, 2009. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include (i) your name and address and a list of the shares of our company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person's educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Governance and Nominating Committee. This process will not give you the right to directly propose a nominee at any meeting of stockholders.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Pharmos has adopted a procedure to enable our stockholders to communicate in writing with our Board, with committees of the Board or with any individual director or directors. Stockholders may send communications directly to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, New Jersey 08830, Attention: Corporate Secretary. Such communications will be screened for appropriateness before notifying the members of the Board or committee, as the case may be, of receipt of a communication and forwarding it to the appropriate person or persons.

Please note that the foregoing procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning stockholder proposals, see "Stockholders' Proposals For 2009 Annual Meeting of Stockholders."

POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL

STOCKHOLDERS' MEETINGS

The Board has adopted a policy encouraging directors to attend the Company's annual meeting of stockholders, whether or not a Board meeting is scheduled for the same date of the annual meeting. Six of the then-nine directors attended the 2007 annual meeting of stockholders.

AUDIT COMMITTEE REPORT*

The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm. Additionally, the Audit Committee must pre-approve all audit and non-audit services performed by the Company's independent registered public accounting firm. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. Rather, we rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence from the Company. When considering PricewaterhouseCoopers LLP's independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. The Audit Committee also has reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services.

4. Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company's Board of Directors the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008.

Submitted by the Members of the Audit Committee

Srinivas Akkaraju

Anthony B. Evnin

_______

*The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Executive Compensation Policy

The Compensation and Stock Option Committee of the Board of Directors establishes the general compensation policies of the Company, the compensation plans and specific compensation levels for executive officers, and administers the Company’s 2001 Employee Stock Purchase Plan, as well as the 2000, 1997 and 1992 Incentive and Non-Qualified Stock Option Plans. The Compensation and Stock Option Committee is composed of two independent, non-employee Directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

The Compensation and Stock Option Committee, being responsible for overseeing and approving executive compensation and grants of stock options, is in a position to appropriately balance the current cash compensation considerations with the longer-range incentive-oriented growth outlook associated with stock options. The main objectives of the Company’s compensation structure include rewarding individuals for their respective contributions to the Company’s performance, establishing executive officers with a stake in the long-term success of the Company and providing compensation policies that will attract and retain qualified executive personnel.

The Compensation and Stock Option Committee uses no set formulas and may accord different weight to different factors for each executive. The Committee looks toward the progress of the Company’s research and development programs and its clinical programs, its ability to gain support for those programs, either internally or externally, its ability to attract, motivate and retain talented employees and its ability to secure capital sufficient for its product development to achieve rapid and effective commercialization as may be practicable.

The Compensation and Stock Option Committee believes that the chief executive officer’s compensation should be heavily influenced by Company performance. Although the officers existing employment agreement with the Company (see Employment Contracts”) provides for a base level of compensation, the Committee determines the appropriate level of bonuses and increases, if any, based in large part on Company performance. The Committee also considers the salaries of CEOs of comparably-sized companies and their performance. Stock options are granted to the CEO, as to other executives, primarily based on the executive’s ability to influence the Company’s long-term growth.

The Compensation and Stock Option Committee has adopted similar policies with respect to compensation of other officers of the Company. The Committee establishes base salaries that are within the range of salaries for persons holding positions of similar responsibility at other companies. In addition, the Committee considers factors such as relative Company performance, the executive’s past performance and future potential in establishing the base salaries of executive officers.

As with the CEO, the number of options granted to the other officers is determined by the subjective evaluation of the executive’s ability to influence the Company’s long-term growth.

All options are granted at no less than the current market price. Since the value of an option bears a direct relationship to the Company’s stock price, it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

Executive Officers’ Compensation Paid in 2007

Cash Compensation. During 2005, the Company redirected its efforts to drug discovery activities, to the development of early stage drug candidates and to business development activities involving potential strategic alliances, product acquisitions and mergers and acquisitions. As a result, the Company significantly reduced its operating expenses in 2005. Consistent with this retrenchment and refocusing of efforts, and following the unfavorable clinical trial results in December 2004 for dexanabinol which was tested as an agent to treat severe traumatic brain injury, the Compensation and Stock Option Committee determined in January 2006 not to award any cash bonus to the Company’s Chief Executive Officer, Dr. Haim Aviv who was awarded a cash bonus of $50,000 for his 2006 performance. The Committee increased his annual base compensation 3%, effective January 1, 2007, from $322,396 for 2006 to $332,068 for 2007.

Dr. Elkan R Gamzu was hired February 26, 2007 as Chief Executive Officer. Dr. Gamzu separated from the Company effective January 3, 2008. Dr. Gamzu’s 2007 compensation of $452,500 includes $252,500 in salary and $200,000 in accrued severance compensation in accordance with his employment agreement.

Under the terms of his employment contract, Alan Rubino, the Company’s Former President and Chief Operating Officer, received a cash bonus of $100,000 in January 2007 for his performance in 2006, and an increase of 3% in his base compensation effective January 1, 2007 from $315,000 for 2006 to $324,450 for 2007. Mr. Rubino separated from the Company effective December 18, 2007, and in accordance with his employment contract received $486,675 in severance compensation.

Under the terms of his employment contract, Colin Neill, the Company’s President and Chief Financial Officer, received a cash bonus of $18,750 in January 2007 for his performance in 2006. Pursuant to the terms of his employment agreement, Mr. Neill’s base salary in 2007 was $265,000.

Stock Options. The Committee in January 2007 awarded Dr. Aviv 60,000 stock options, Alan Rubino 50,000 stock options and Colin Neill 40,000 stock options under the Company’s 2000 Stock Plan, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in twelve equal quarterly installments over the next three years, and exercisable at the fair market value of the Company’s Common Stock as of the date of grant. These grants were similar to grants made to the Company’s officers in earlier years and continue to incentivize management to create value for shareholders.

Dr. Haim Aviv’s unvested existing stock option grants were vested and the exercise term was extended to the original grant term in accordance with his employment and employment termination agreements.

Alan Rubino’s unvested existing stock option grants were vested and the exercise term was extended to the original grant term in accordance with his employment and employment termination agreements.

The Committee also awarded 150,000 and 200,000 stock options to Dr. Elkan Gamzu in conjuction with his employment agreement in February 2007 under the Company’s 2000 Stock Plan with 25% vesting on the first anniversary of the date of grant and the remainder vesting in twelve equal quarterly installments over the next three years, and exercisable at the fair market value of the Company’s Common Stock as of the date of grant. Subsequently, in accordance with Dr. Gamzu’s separation agreement, 25% of these options will vest with an exercise life through January 3, 2009. The balance of the February 2007 grants are forfeited effective January 3, 2008.

Bonuses for 2007 and Compensation Determinations for 2008

Cash Compensation. In January, 2008, the Compensation and Stock Option Committee decided, based on his performance in 2007, to award Colin Neill a cash bonus of $50,000. The Committee increased his annual base compensation 13%, effective January 1, 2008, from $265,000 for 2007 to $300,000 for 2008 reflecting his increased responsibilities and duties as President and Chief Financial Officer.

Equity Compensation. Mr. Neill also received a portion of his bonus for 2007 in the form of 75,000 shares of common stock. Seeking to base a significant part of their respective compensation on future performance, the Committee in January 2008 awarded 350,000 ten-year stock options to Mr. Johnston and 130,000 ten-year stock options to Mr. Neill all under the Company’s 2000 Stock Plan. Mr. Johnston will also be eligible for an additional grant of 100,000 ten-year stock options on October 1, 2008 if certain performance-based milestones are achieved prior to that date in the areas of corporate development and clinical product trials.

March 2007 Chief Executive Officer Transition

On February 26, 2007, Elkan Gamzu, Ph.D., was appointed by the Board of Directors to become Chief Executive Officer, effective March 31, 2007. Dr. Aviv retired as Chief Executive Officer and Chief Scientist on that date, but remained as Chairman of the Board.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee of Pharmos Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Stock Option Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

THE COMPENSATION AND

STOCK OPTION COMMITTEE

Anthony B. Evnin

Charles W. Newhall, III

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation of the Chief Executive Officer of the Company in 2007 and the two previous years, as well as all other executive officers of the Company who received compensation in excess of $100,000 for 2007.

Name/Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total Compensation

Haim Aviv, Ph.D., former	2007	$ 362,533 (1)	$ 120,073	$ 571,777	$ 211,142 (2)	$ 1,265,525
Chairman, Chief Executive	2006	$ 322,396	$ 170,000	$ 78,379	$ 34,692 (2)	$ 605,467
Officer and Chief Scientist	2005	$ 308,497			$ 37,412 (2)	$ 345,909

Elkan R. Gamzu, Ph.D.,	2007	$ 452,500 (3)		$ 18,346	$ 6,750 (4)	$ 477,596
Director and former Chief	2006
Executive Officer	2005

Alan L. Rubino	2007	$ 797,606 (6)		$ 185,520	$ 32,895 (5)	$ 1,016,021
Former President & Chief	2006	$ 315,000	$ 160,000	$ 136,800	$ 24,454 (5)	$ 636,254
Operating Officer	2005	$ 41,761 (6)	$ 52,500		$ 1,277 (5)	$ 95,538

S. Colin Neill	2007	$ 265,000	$ 75,000 (8)	$ 31,036	$ 20,712 (9)	$ 391,748
President,	2006	$ 62,938 (7)	$ 38,750	$ 40,199	$ 2,800 (9)	$ 144,687
Chief Financial Officer,	2005
Secretary & Treasurer

(1)

Dr. Haim Aviv served as Chief Executive Officer through March 31, 2007. His compensation consists of compensation paid in the US and Israel. 2007 compensation includes $250,418 in consulting income paid to Dr. Aviv in accordance with his severance agreement. Dr. Aviv resigned from the Board of Directors in January 2008.

(2)

In 2007, consists of deferred payment obligations of the Company equal to the cost of premiums that would otherwise have been payable to maintain a split dollar life insurance policy for $96,945, $105,844 in insurance premiums and/or car allowance and $8,353 in retirement benefits. In 2006, consists of deferred payment obligations of the Company equal to the cost of premiums that would otherwise have been payable to maintain a split dollar life insurance policy for $18,537, $10,782 in insurance premiums and/or car allowance and $5,373 in retirement benefits. In 2005, consists of deferred payment obligations of the Company equal to the cost of premiums that would otherwise have been payable to maintain a split dollar life insurance policy for $17,125 and $20,287 in insurance premiums and/or car allowance.

(3)	Dr. Gamzu served as Chief Executive Officer from March 2007 to January 2008. Dr. Gamzu’s compensation consists of $252,500 in salary and $200,000 in employment contract severance payments.
(4)	Consists of 401k employer contribution.
(5)	Consists of contributions to insurance premiums and/or car allowance and 401k employer contribution.
(6)

Mr. Rubino joined Pharmos Corporation in November 2005 and served as President and Chief Operating Officer through December 12, 2007. Mr. Rubino’s 2007 compensation consists of $310,931 in salary and $486,675 in severance payments in accordance with his employment contract.

(7)	Mr. Neill joined Pharmos Corporation in October 2006. He became President in January 2008.
(8)	Consists of $50,000 in cash and 75,000 shares of common stock valued at $25,000.
(9)

In 2007, consists of $6,750 in 401k employer contribution, 4,962 in life insurance and $9,000 in automobile allowance. In 2006, consists of $662 in 401k employer contribution and $2,138 in automobile allowance.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Haim Aviv, PhD	1/17/2007 (1)	60,000	$ 1.84	$71,316

Elkan R. Gamzu, Ph.D	1/17/2007 (2)	20,000	$ 1.84	$26,659
	2/26/2007 (3)	150,000	$ 1.55	$168,343
	3/31/2007 (4)	200,000	$ 1.46	$210,808

Alan L. Rubino	1/17/2007 (5)	50,000	$ 1.84	$66,647

S. Colin Neill	1/17/2007 (6)	40,000	$ 1.84	$53,317

(1) 25% of the options granted to Dr. Aviv were to vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant. This grant was accelerated and fully vested in accordance with Dr. Aviv’s separation agreement in March 2007.

(2) 25% of the options granted to Dr. Gamzu vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.

(3) 25% of the options granted to Dr. Gamzu vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.

(4) 25% of the options granted to Dr. Gamzu vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.

(5) 25% of the options granted to Mr. Rubino were to vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant. This grant was accelerated and fully vested in accordance with Mr. Rubino’s separation agreement in December 2007.

(6) 25% of the options granted to Mr. Neill vest upon the first anniversary of the grant with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.

All option grants in 2007 were made under the Company’s 2000 Stock Option Plan. The Company made no equity or non-equity incentive plan awards in 2007.

OPTION EXERCISES AND STOCK VESTED IN 2007

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting($)

Haim Aviv, PhD	-	$ -	37,975	(1)	$105,841
Elkan R. Gamzu, PhD.	-	$ -	-		$-
Alan L. Rubino	-	$ -	-		$-
S. Colin Neill	-	$ -	-		$-

(1)

Dr. Aviv received an award of 75,950 shares of restricted stock in September 2004, 37,975 shares of which vested in December 2005. The remaining 37,975 shares vested upon his departure from the Company in March 2007.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

Option Awards						Stock Awards

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan awards: Number of securities underlying unexercsied Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)

Haim Aviv, PhD.	60,000	0	60,000	$ 1.84	1/17/2017
	325,000	0	325,000	$ 2.15	1/24/2016
	38,000	0	38,000	$ 3.85	2/15/2015
	38,000	0	38,000	$ 21.20	2/12/2014
	37,500	0	37,500	$ 5.10	2/18/2013
	30,000	0	30,000	$ 9.50	3/5/2012
	20,000	0	20,000	$ 9.38	4/2/2011
	20,001	0	20,001	$ 20.15	6/6/2010
	13,000	0	13,000	$ 6.25	4/16/2009
	20,000	0	20,000	$ 13.91	5/18/2008
	601,501	0	601,501

Elkan R. Gamzu, PhD.	0	200,000 (1)	200,000	$ 1.46	1/03/2009
	0	150,000 (2)	150,000	$ 1.55	1/03/2009
	0	20,000 (3)	20,000	$ 1.84	1/17/2017
	8,750	12,250 (4)	20,000	$ 2.15	1/24/2016
	3,437	1,563 (5)	5,000	$ 3.85	2/15/2015
	5,000	0	5,000	$ 21.20	2/12/2014
	2,250	0	2,250	$ 5.10	2/18/2013
	4,000	0	4,000	$ 9.50	3/5/2012
	1,250	0	1,250	$ 9.38	4/2/2011
	3,000	0	3,000	$ 20.15	6/6/2010
	3,000	0	3,000	$ 12.03	1/20/2010
	30,687	383,813	413,500

Alan Rubino	50,000	0	50,000	$ 1.84	1/17/2017
	225,000	0	225,000	$ 2.18	11/14/2015
	100,000	0	100,000	$ 2.18	11/14/2015
	375,000	0	375,000

S. Colin Neill	0	40,000 (6)	40,000	$ 1.84	1/17/2017
	35,000	55,000 (7)	90,000	$ 1.75	10/5/2016
	35,000	95,000	130,000

(1) 25% of the options were scheduled to vest upon the first anniversary of the grant date March 31, 2007 with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant. Due to the officer’s separation agreement of January 2008, 50,000 options will vest in January 2008 with the balance of the grants options cancelled.

(2) 25% of the options were scheduled to vest upon the first anniversary of the grant date February 26, 2007 with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant. Due to the officer’s separation agreement of January 2008, 37,500 options will vest in January 2008 with the balance of the grants options cancelled.

(3) 5,000 of these options vested on January 3, 2008, 3,750 vest on January 17, 2008 and the remaining options are scheduled to vest in twelve equal increments on a quarterly basis beginning on April 17, 2008.

(4) 2,813 of these options vested on January 3, 2008, the remaining options are scheduled to vest in nine equal increments on a quarterly basis beginning on January 24, 2008.

(5) 391 of these options vested on January 3, 2008, the remaining options are scheduled to vest in five equal increments on a quarterly basis beginning on February 15, 2008.

(6) 25% of the options granted to Mr. Neill vest upon the first anniversary of the grant date of January 17, 2007 with the remaining 75% of the grant vesting ratably on a quarterly basis over the three years following the first anniversary of the grant.

(7) The remaining options are scheduled to vest in eleven equal increments on a quarterly basis beginning on January 5, 2008

The Company made no equity plan incentive awards in 2007.

Stock Option Plans

It is currently the Company’s policy that all full time key employees are considered annually for the possible grant of stock options, depending upon employee performance. The criteria for the awards are experience, uniqueness of contribution to the Company and level of performance shown during the year. Stock options are intended to generate greater loyalty to the Company and help make each employee aware of the importance of the business success of the Company.

As of December 31, 2007, 2,420,386 options to purchase shares of the Company’s Common Stock were outstanding under various option plans. During 2007, the Company granted 870,000 options to purchase shares of its Common Stock to employees, directors and consultants.

A summary of the various established stock option plans is as follows:

1992 Plan. The maximum number of shares of the Company’s Common Stock available for issuance under the 1992 Plan is 150,000 shares, subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 1992 Plan that expire or terminate would again be available for options to be issued under the 1992 Plan. As of December 31, 2007, there were no options outstanding to purchase the Company’s Common Stock under this plan. The Company does not plan to issue any additional options from the 1992 Plan.

1997 Plan and 2000 Plan. The 1997 Plan and the 2000 Plan are each administered by a committee appointed by the Board of Directors (the “Compensation Committee”). The Compensation Committee will designate the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations. All stock options grants during 2006 were made from the 2000 Plan. The Company does not plan to issue any additional options from the 1997 Plan.

The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 300,000 shares, as amended, and under the 2000 Plan, as amended, is 4,700,000 shares. Each plan is subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 1997 Plan and the 2000 Plan that expire or terminate will again be available for options to be issued under each Plan.

The price at which shares of Common Stock may be purchased upon exercise of an incentive stock option must be at least 100% of the fair market value of Common Stock on the date the option is granted (or at least 110% of fair market value in the case of a person holding more than 10% of the outstanding shares of Common Stock (a “10% Stockholder”)).

The aggregate fair market value (determined at the time the option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time in any calendar year by an optionee under the 1997 Plan, the 2000 Plan or any other plan of the Company or a subsidiary, shall not exceed $100,000. The Compensation Committee will fix the time or times when, and the extent to which, an option is exercisable, provided that no option for annual option grants will be exercisable earlier than one year or later than ten years after the date of grant (or five years in the case of a 10% Stockholder). The option price is payable in cash or by check to the Company. However, the Board of Directors may grant a loan to an employee, other than an executive officer, pursuant to the loan provision of the 1997 Plan or the 2000 Plan, for the purpose of exercising an option or may permit the option price to be paid in shares of Common Stock at the then current fair market value, as defined in the 1997 Plan or the 2000 Plan.

Under the 1997 Plan, upon termination of an optionee’s employment or consultancy, all options held by such optionee will terminate, except that any option that was exercisable on the date employment or consultancy terminated may, to the extent then exercisable, be exercised within three months thereafter (or one year thereafter if the termination is the result of permanent and total disability of the holder), and except such three month period may be extended by the Compensation Committee in its discretion. If an optionee dies while he is an employee or a consultant or during such three-month period, the option may be exercised within one year after death by the decedent’s estate or his legatees or distributees, but only to the extent exercisable at the time of death. The 2000 Plan provides that the Compensation Committee may in its discretion determine when any particular stock option shall expire. A stock option agreement may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service to the Company or death or any other circumstances.

The 1997 Plan and the 2000 Plan each provides that outstanding options shall vest and become immediately exercisable in the event of a sale” of the Company, including (i) the sale of more than 75% of the voting power of the Company in a single transaction or a series of transactions, (ii) the sale of substantially all assets of the Company, (iii) approval by the stockholders of a reorganization, merger or consolidation, as a result of which the stockholders of the Company will own less than 50% of the voting power of the reorganized, merged or consolidated company.

The Board of Directors may amend, suspend or discontinue the 1997 Plan, but it must obtain stockholder approval to (i) increase the number of shares subject to the 1997 Plan, (ii) change the designation of the class of persons eligible to receive options, (iii) decrease the price at which options may be granted, except that the Board may, without stockholder approval accept the surrender of outstanding options and authorize the granting of new options in substitution therefore specifying a lower exercise price that is not less than the fair market value of Common Stock on the date the new option is granted, (iv) remove the administration of the 1997 Plan from the Compensation Committee, (v) render any member of the Compensation Committee eligible to receive an option under the 1997 Plan while serving thereon, or (vi) amend the 1997 Plan in such a manner that options issued under it intend to be incentive stock options, fail to meet the requirements of Incentive Stock Options as defined in Section 422 of the Code.

The Board of Directors may amend, suspend or discontinue the 2000 Plan, but it must obtain stockholder approval to (i) increase the number of shares subject to the 2000 Plan or (ii) change the designation of the class of persons eligible to receive options.

Under current federal income tax law, the grant of incentive stock options under the 1997 Plan or the 2000 Plan will not result in any taxable income to the optionee or any deduction for the Company at the time the options are granted. The optionee recognizes no gain upon the exercise of an option. However the amount by which the fair market value of Common Stock at the time the option is exercised exceeds the option price is an item of tax preference” of the optionee, which may cause the optionee to be subject to the alternative minimum tax. If the optionee holds the shares of Common Stock received on exercise of the option at least one year from the date of exercise and two years from the date of grant, he will be taxed at the time of sale at long-term capital gains rates, if any, on the amount by which the proceeds of the sale exceed the option price. If the optionee disposes of the Common Stock before the required holding period is satisfied, ordinary income will generally be recognized in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the option price, or, if the disposition is a taxable sale or exchange, the amount of gain realized on such sale or exchange if that is less. If, as permitted by the 1997 Plan or the 2000 Plan, the Board of Directors permits an optionee to exercise an option by delivering already owned shares of Common Stock valued at fair market value) the optionee will not recognize gain as a result of the payment of the option price with such already owned shares. However, if such shares were acquired pursuant to the previous exercise of an option, and were held less than one year after acquisition or less than two years from the date of grant, the exchange will constitute a disqualifying disposition resulting in immediate taxation of the gain on the already owned shares as ordinary income. It is not clear how the gain will be computed on the disposition of shares acquired by payment with already owned shares.

2001 Employee Stock Purchase Plan. The 2001 Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. All employees of the Company, its Pharmos Ltd. subsidiary or any other subsidiaries or affiliated entities who have completed 180 consecutive days of employment and who customarily work at least 20 hours per week will be eligible to participate in the 2001 Plan, except for any employee who owns five percent or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary on the date a grant of a right to purchase shares under the 2001 Plan (Right) is made. There currently are no such employees with such large holdings. Participation by officers in the 2001 Plan will be on the same basis as that of any other employee. No employee will be granted a Right which permits such employee to purchase shares under the 2001 Plan at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such Right is granted) for each calendar year in which such Right is outstanding. Each Right will expire if not exercised by the date specified in the grant, which date will not exceed 27 months from the date of the grant. Rights will not be assignable or transferable by a participating employee, other than in accordance with certain qualified domestic relations orders, as defined in the Code, or by will or the laws of descent and distribution.

The total number of shares reserved for issuance under the 2001 Plan is 100,000 shares. Under the 2001 Plan, for any given calendar year, a participating employee can only be granted Rights to purchase that number of shares which, when multiplied by the exercise price of the Rights, does not exceed more than 10% of the employee’s base pay. To date, the Company has issued 12,560 shares of its common stock under the 2001 Plan. The Company did not issue any shares under the 2001 Plan in 2007.

From time to time, the Board of Directors may fix a date or a series of dates on which the Company will grant Rights to purchase shares of Common Stock under the 2001 Plan at prices not less than 85% of the lesser of (i) the fair market value of the shares on the date of grant of such Right or (ii) the fair market value of the shares on the date such Right is exercised.

The 2001 Plan also provides that any shares of Common Stock purchased upon the exercise of Rights cannot be sold for at least six months following exercise, to avoid potential violations of the short swing” trading provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

The Board of Directors or a committee to which it delegates its authority under the 2001 Plan will administer, interpret and apply all provisions of the 2001 Plan. The Board has delegated such authority to the Compensation and Stock Option Committee.

The Board of Directors may amend, modify or terminate the 2001 Plan at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing Rights of any participating employee, except that in the case of a participating employee of a foreign subsidiary of the Company, the 2001 Plan may be varied to conform with local laws. In addition, subject to certain appropriate adjustments to give effect to relevant changes in the Company’s capital stock, no amendments to the 2001 Plan may be made without stockholder approval if such amendment would increase the total number of shares offered under the 2001 Plan or would render Rights unqualified” for special tax treatment under the Code.

No taxable income will be recognized by a participant either at the time a Right is granted under the 2001 Plan or at the time the shares are purchased. Instead, tax consequences are generally deferred until a participant disposes of the shares (e.g., by sale or gift). The federal income tax consequences of a sale of shares purchased under the 2001 Plan will depend on the length of time the shares are held after the relevant date of grant and date of exercise, as described below.

If shares purchased under the 2001 Plan are held for more than one year after the date of purchase and more than two years from the date of grant, the participant generally will have taxable ordinary income on a sale or gift of the shares to the extent of the lesser of: (i) the amount (if any) by which the fair market value of the stock at the date of grant exceeds the exercise price paid by the participant; or (ii) the amount by which the fair market value of the shares on the date of sale or gift exceeds the exercise price paid by the participant for the shares. In the case of a sale, any additional gain will be treated as long-term capital gain. If the shares are sold for less than the purchase price, there will be no ordinary income, and the participant will have a long-term capital loss for the difference between the purchase price and the sale price.

If the stock is sold or gifted within either one year after the date of purchase or two years after the date of grant (a disqualifying disposition”), the participant generally will have taxable ordinary income at the time of the sale or gift to the extent that the fair market value of the stock at the date of exercise was greater than the exercise price. This amount will be taxable in the year of sale or disposition even if no gain is realized on the sale, and the Company would be entitled to a corresponding deduction. A capital gain would be realized upon the sale of the shares to the extent the sale proceeds exceed the fair market value of those shares on the date of purchase. A capital loss would be realized to the extent the sales price of the shares disposed of is less than the fair market value of such shares on the date of purchase. Special tax consequences may follow from dispositions other than a sale or gift.

1997 Employees and Directors Warrants Plan

The 1997 Employees and Directors Warrants Plan was approved by the Stock Option Committee as of February 12, 1997 and March 19, 1997. 206,000 Warrants to purchase 206,000 shares of Common Stock were granted to certain employees of the Company. Of such warrants, 191,000 were granted at an exercise price of $7.95 per share and 15,000 were granted and an exercise price of $8.30 per share (together, the 1997 Employees Warrants”). The 1997 Employees Warrants become exercisable in increments of 25% each on their first, second, third and fourth anniversaries, respectively, and shall expire in the year 2007. 20,000 Warrants to purchase 20,000 shares of Common Stock were granted to directors of the Company at an exercise price of $7.95 per share (the 1997 Directors Warrants”) on February 12, 1997. The 1997 Directors Warrants become exercisable in increments of 25% each on the first, second, third and fourth anniversaries of February 12, 1997 and shall expire on February 12, 2007. At December 31, 2007, there were no employee warrants outstanding.

Upon termination of a Warrant Holder’s employment, consultancy or affiliation with the Company, all Warrants held by such Warrant Holder will terminate, except that any Warrant that was exercisable on the date which the employment, consultancy or affiliation terminated may, to the extent then exercisable, be exercised within three months thereafter (or one year thereafter if the termination is the result of permanent and total disability of the holder). If a Warrant Holder dies while he or she is an employee, consultant or affiliate of the Company, or during such three month period, the Warrant may be exercised within one year after death by the decedent’s estate or his legatees or distributees, but only to the extent exercisable at the time of death.

Employment Contracts

Haim Aviv, Ph.D. Dr. Aviv retired as CEO on March 31, 2007. In April 2001, the Compensation and Stock Option Committee of the Board of Directors recommended, and the Board approved, a one-year employment/consulting agreement for Dr. Aviv, as Chairman of the Board and Chief Executive Officer of the Company. Dr. Aviv has agreed to devote a majority of his business time to the Company and to Pharmos Ltd. The agreement provides for automatic one year renewals unless either the Company terminates the agreement at least 180 days prior to the scheduled expiration date during the initial one year term (and 90 days for subsequent terms) or Dr. Aviv terminates the agreement at least 60 days in advance of termination. Dr. Aviv’s base compensation for 2006 was $322,396 and for 2007 was $362,533, and is allocated between the Company and is paid in US dollars and Pharmos Ltd which is paid in shekels and may result in exchange rate differences. The Company also agreed to make available for Dr. Aviv’s benefit following his death, termination of employment for disability or retirement at the age of at least 62 an amount equal to the cost of insurance premiums the Company would otherwise have incurred to obtain and maintain a split-dollar” life insurance policy on his life (approximately $10,000 per year, accruing interest at 8% per year). In addition, the Company agreed to pay, in lieu of contributing to other benefits plans on his behalf, an amount equal to an aggregate of approximately 21% of his base compensation toward the Management Insurance Scheme” managed by the government of Israel for members of management of Israeli companies.

Dr. Aviv’s employment agreement also provides that if his employment is terminated within one year following a change of control,” he will receive severance pay of 18 months of base salary for the then-current year, accelerated vesting of all unvested stock options and extended exercisability of all stock options until their respective expiration dates. A change of control” involves an acquisition of at least 50% of the voting power of the Company’s securities, a change in at least 51% of the composition of the current Board of Directors, or approval by the Board of Directors or stockholders of the Company of a transaction where such change of voting control or composition of the Board would occur, where the Company would be liquidated or where all or substantially all of its assets would be sold.

If Dr. Aviv’s employment is terminated by the Company, after notice, other than for a change in control, death, disability or for cause,” as defined in his employment agreement, or if he terminates his employment within one year of a change in control or otherwise for good reason,” as defined in his employment agreement, he will receive severance pay of 12 months of base salary for the then-current year, accelerated vesting of all unvested stock options and extended exercisability of all stock options until their respective expiration dates.

The Board of Directors of the Company also agreed at its January 25, 2006 meeting, based upon the recommendation of the Compensation Committee, to clarify the Employment Agreement of the Company’s Chairman and CEO, Dr. Haim Aviv, dated as of April 2, 2001, to confirm that the calculation of any severance payments to be received by him upon a termination of employment in certain circumstances shall be based on the aggregate annual compensation he had been receiving at the time of termination, both in the form of base salary as an employee of the Company’s Pharmos Ltd. subsidiary and in the form of an annual consulting fee paid directly by the Company to an entity owned by Dr. Aviv.

The employment agreement also contains customary confidentiality and non-competition undertakings by Dr. Aviv.

On September 6, 2004, the Board of Directors approved, and Pharmos entered into, a Retention Award Agreement with Dr. Aviv. The Company granted a retention award of $300,000 cash and 75,950 restricted stock units to Dr. Aviv (the Award). Under the agreement, one-half of the Award vested on December 31, 2005 and the balance was scheduled to vest and become non-forfeitable on June 30, 2007, subject to certain accelerated vesting provisions. Under the terms of Dr. Aviv’s retirement agreement, the balance of his Award vested on his retirement as CEO on March 31, 2007.

Elkan R. Gamzu. Dr. Gamzu resigned on January 3, 2008. In February 2007, the Compensation and Stock Option Committees of the Board of Directors recommended, and the Board approved, an employment agreement for Dr. Gamzu as full time Chief Executive Officer of the Company. Dr. Gamzu’s base compensation for 2007, effective February 26, was $300,000. Dr. Gamzu’s agreement allows for an annual bonus of up to 25% of his base salary upon the attainment of agreed upon goals and milestones. In subsequent years, the bonus is to range from minimum of 25% of base salary to target of 50% of base salary, with no maximum limit, based on milestones and determined by the CEO and Compensation Committee. The other provisions of Dr. Gamzu’s employment agreement relating to benefits, severance arrangements, automatic renewal and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv’s employment agreement, as described above, except that Mr. Rubino does not participate in the Management Insurance Scheme” of Pharmos Ltd.

Alan L. Rubino. Mr. Rubino resigned on December 12, 2007. In November 2005, the Compensation and Stock Option Committees of the Board of Directors recommended, and the Board approved, a three-year employment agreement for Mr. Rubino as full time President and Chief Operating Officer of the Company. Mr. Rubino’s base compensation for 2005, effective November 14, was $315,000, $315,000 for 2006 and $324,450 for 2007. Mr. Rubino received a sign-on bonus of $40,000 in November 2005. Mr. Rubino received a performance bonus for 2005 (pro rated) of $12,500 and received a performance bonus for fiscal year 2006 of $160,000 (including a special bonus of $60,000 in recognition of his performance during the negotiation and consummation of the Vela acquisition, including the proxy fight and related settlement). In subsequent years, the bonus is to range from minimum of 25% of base salary to target of 50% of base salary, with no maximum limit, based on milestones and determined by the CEO and Compensation Committee. The other provisions of Mr. Rubino’s employment agreement relating to benefits, severance arrangements, automatic renewal and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv’s employment agreement, as described above, except that Mr. Rubino does not participate in the Management Insurance Scheme” of Pharmos Ltd.

S. Colin Neill. In October 2006, the Compensation and Stock Option Committees of the Board of Directors recommended, and the Board approved, a one year employment agreement for Mr. Neill as full time Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Neill’s initial base compensation is $265,000. The other provisions of Mr. Neill’s employment agreement relating to benefits, severance arrangements, automatic renewal and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv’s employment agreement, as described above, except that Mr. Neill does not participate in the Management Insurance Scheme” of Pharmos Ltd. Mr. Neill received a sign-on bonus of $20,000 in October 2006, and a performance bonus for 2006 (pro rated) of $18,750 in January 2007.

Compensation of Directors

On January 25, 2006, the Board of Directors of Pharmos and its Compensation and Stock Option Committee approved a change in the compensation arrangements for its independent directors. In lieu of paying fees for each meeting attended, the Board authorized the payment of an annual fee of $30,000 for service on the Board. Also, in consideration of the additional work they perform for the Company, the Board authorized payment of additional compensation in the amount of $5,000 to each of the Chairmen of the Board’s Audit Committee, Compensation Committee, Governance and Nominating and Committee and Clinical Development and Scientific Committee, and $15,000 to the Lead Director (the Lead Director does not receive any additional fees for also serving as committee chair). Payment of such fees to any director is subject to attendance by such director at a minimum of least 70% of the combined number of meetings of the full Board and any Committees on which such director sits. Any director attending fewer than 70% of the meetings in a given year will have his or her aggregate annual fees reduced on a percentage basis by the same percentage of that year’s meetings not attended by such director (e.g., a director who did not attend 45% of the meetings in a given year would have his or her aggregate fees reduced by 45% for such year).

Also, on January 25, 2006, the Board approved the annual grant to each of the non-employee directors of 20,000 ten-year stock options, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in twelve equal quarterly installments over the next three years, and exercisable at the fair market value of the Company’s Common Stock as of the date of grant.

On October 18, 2006, the Board of Directors approved payment of a fee of $50,000 to Mony Ben Dor for his service as chair of the Board’s Proxy Contest Steering Committee.

No fees or stock option awards were paid in 2006 to the four directors (Akkaraju, Evnin, Miller and Newhall) who joined the Board upon completion of the Company’s acquisition of Vela Pharmaceuticals on October 25, 2006.

DIRECTOR COMPENSATION FOR 2007

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)

Srinivas Akkaraju, M.D., Ph.D.	30,000		6,665	36,665

Mony Ben Dor	45,000	(4)	17,530	62,530

Anthony B. Evnin, Ph.D.	30,000		6,665	36,665

Elkan R. Gamzu, Ph.D.	5,833	(2)	17,712	23,545

Lloyd I. Miller, III	35,000	(3)	6,665	41,665

Charles W. Newhall, III	30,000		6,665	36,665

Abraham Sartani, M.D.	33,334		18,348	51,682

David Schlachet	35,000	(5)	17,530	52,530

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2007. All options awarded to Directors in 2007 remained outstanding at fiscal year-end.

(2)	Reflects partial fee due to the resignation from board upon accepting Chief Executive Officer position in February 2007.

(3)	Includes $5,000 fee as Chair of the Governance Committee.

(4)	Includes $10,000 fee as Lead Director and $5,000 fee as chair of the Compensation Committee.

(5)	Includes $5,000 fee as chair of the Audit Committee.

Board Changes in 2008

On January 3, 2008, the Company announced the retirement of Haim Aviv, Ph.D., David Schlachet and Mony Ben Dor from the Board of Directors. On that date, the Board appointed Robert F. Johnston to the Board to serve as Executive Chairman. On February 11, 2008, Abraham Sartani retired from the Board of Directors, and on August 5, 2008, Lloyd I. Miller, III, resigned from the Board of Directors. Elkan R. Gamzu has decided not to stand for re-election to the Board at this year’s annual meeting of stockholders.

Change in Director Compensation in 2008

Director compensation for 2008 is as follows:

1.         At the election of each Director, either (i) 20,000 ten-year stock options granted in January and 20,000 fully vested ten-year stock options to be granted on July 1, or (ii) a cash payment of $6,000 in January and $6,000 on July 1; and

2.         The Chairman of the Audit Committee will be granted an additional 5,000 fully vested ten-year stock options in January and 5,000 fully vested ten-year stock options to be granted on July 1; and the Chairmen of the Compensation and the Governance and Nominating Committees will each be granted an additional 2,500 fully vested ten-year stock options in January and 2,500 fully vested ten-year stock options to be granted on July 1.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation and Stock Option Committee in 2007 were Mony Ben Dor, Anthony B. Evnin and Elkan Gamzu (until his appointment as CEO in March). There were no interlocks on the Compensation and Stock Option Committee in 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No person who, during the fiscal year ended December 31, 2007, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the Company’s Common Stock which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”), failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year. The foregoing is based solely upon a review by the Company of Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008, and our Board of Directors has directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Meeting. PricewaterhouseCoopers LLP has audited the financial statements of the Company and its predecessors for more than ten years and has advised the Company that it does not have any material financial interests in, or any connection with (other than as independent registered public accounting firm), the Company.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm is not required by the By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee or the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee or the Board determines that such a change would be in the best interests of the Company and its stockholders.

PricewaterhouseCoopers LLP is not expected to be present at the Meeting.

AUDIT FEES

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company's consolidated financial statements as of and for the years ended December 31, 2007 and 2006, its reviews of the Company's unaudited consolidated interim financial statements, and for SEC filings were $257,000 and $441,000, respectively.

AUDIT-RELATED FEES

There were no audit-related fees in 2007. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with Vela acquisition due diligence services in 2006 were $43,000.

TAX FEES

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its income tax compliance and related tax services for the years ended December 31, 2007, and 2006 were $0 and $35,000, respectively.

ALL OTHER FEES

A fee of $1,500 was incurred in each of 2007 and 2006 in relation to subscription services for accounting related topics. The Company also licenses Automated Disclosure Checklist - Client Assist from PricewaterhouseCoopers LLP at no cost.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

The charter of the Audit Committee requires that the Committee review and pre-approve all audit, review or attest engagements of, and non-audit services to be provided by, the independent registered public accounting firm (other than with respect to the de minimis exception permitted by the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder). The Audit Committee pre-approved all auditing services and permitted non-audit services rendered by PricewaterhouseCoopers LLP in 2007.

The pre-approval duty may be delegated to one or more designated members of the Audit Committee, with any such pre-approval reported to the Committee at its next regularly scheduled meeting. Any such designated member(s) of the Committee shall also have the authority to approve non-audit services already commenced by the independent registered public accounting firm if (i) the aggregate amount of all such services provided constitutes no more than five percent (5%) of the total amount of revenues paid by the Company to the independent registered public accounting firm during the fiscal year in which the services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the Committee and approved by such designated member(s) prior to the completion of the audit.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008 (ITEM 2 ON THE ENCLOSED PROXY CARD).

STOCKHOLDERS' PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Proposals which stockholders intend to present at the 2009 annual meeting of stockholders must be received by the Company by July 22, 2009, and must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy material for that meeting. Proposals should be sent to: Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: President.

If a stockholder notifies us after October 5, 2009, of an intention to present a proposal at the 2009 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

ANNUAL REPORT ON FORM 10-K

Upon sending a written request to Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: President, stockholders may obtain, free of charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the only business which management expects to be considered at the Meeting is the election of directors and ratification of the selection of PricewaterhouseCoopers LLP as the Company's auditors. If any other matters come before the meeting, the persons named in the enclosed form of proxy are expected to vote the proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

ROBERT F. JOHNSTON
Executive Chairman

Dated: November 19, 2008

PHARMOS CORPORATION

99 Wood Avenue South - Suite 311

Iselin, New Jersey 08830

(732) 452-9556

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

Annual Meeting of Stockholders - December 30, 2008

The undersigned, as stockholder of Pharmos Corporation (the "Company") hereby appoints Robert F. Johnston and S. Colin Neill and each of them, with full power of substitution, the true and lawful proxies and attorneys in fact of the undersigned, to vote, as designated on the reverse side of this proxy card, the number of shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully and with the same effect as the undersigned might do if personally present, at the Annual Meeting of Stockholders of the Company to be held at 10:00 AM. on December 30, 2008 at the offices of Brown Rudnick Berlack Israels LLP, Seven Times Square, New York, New York 10036, and any adjournments thereof on the following matters as set forth in the Proxy Statement and Notice dated November 19, 2008.

(To be Signed on Reverse Side)

☒ Please mark your votes as in this example.

The board of directors recommends a vote “FOR” all four nominees listed in the following item:

1. Election of Directors of the Company (Item No.1 in the Proxy Statement)

☐ FOR all four nominees listed at right (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all four nominees listed at right	NOMINEES: Srinivas Akkaraju Anthony B. Evnin Robert F. Johnston Charles W. Newhall, III

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, PRINT that nominee's name on the line below)

The board of directors recommends a vote “FOR” the following item:

2. Ratification of selection of independent	FOR	AGAINST	ABSTAIN
registered public accounting firm (Item No. 2	☐	☐	☐

in the Proxy Statement).

3. In the discretion of such proxies upon all other matters which may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of the nominees to the board of directors identified above, for the other proposal listed above and, in the discretion of the proxies named, on such other matters as may properly come before the Annual Meeting.

This proxy is revocable at any time, and the undersigned reserves the right to attend the Annual Meeting and vote in person. The undersigned hereby revokes any proxy heretofore given in respect of the shares of the Company.

THE BOARD OF DIRECTORS URGES THAT YOU FILL IN, SIGN AND DATE THE PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

CORRECT ADDRESS IF NECESSARY

Signature(s)__________________________________

Date__________________

Note: Please sign exactly as name(s) appear on your Stock Certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one name is shown, as in the case of joint tenancy, each party must sign. If a corporation, please sign in full corporate name by the president or other authorized officer.